Exhibit 99.1

            Gene Logic Reports Third Quarter 2006 Financial Results

     Announces Plans to Sell Preclinical Division to Further Focus Business

     GAITHERSBURG, Md.--(BUSINESS WIRE)--Nov. 9, 2006--Gene Logic Inc. (NASDAQ:GLGC) today reported financial results for the third quarter and nine months ended September 30, 2006.

     The Company also announced that it is continuing to implement its strategic plan and is focusing its resources on those opportunities that it believes will have the greatest potential to increase long-term shareholder value. For the third quarter, the Company is reporting the following:

     -- The Company's Drug Repositioning business continues to generate significant interest among pharmaceutical companies as a new path to identify drug development candidates. Leveraging its leadership position, Gene Logic signed a new drug repositioning and development agreement with Eli Lilly and Company, adding to its existing partnerships with Pfizer, Roche, and Organon.

     -- Gene Logic continues to offer its Genomics Services and to support existing and new customers. The Company is implementing its previously announced restructuring plan for the Genomics business and expects to begin to see the results of these efforts in the fourth quarter. These assets continue to play an important role in the Company's Drug Repositioning efforts. In addition, Gene Logic is exploring opportunities for these assets in areas such as clinical biomarker development and molecular diagnostics.

     -- Gene Logic is planning to sell its Preclinical business, is in discussions regarding a sale, and has engaged an investment banking firm to assist the Company.

     Due to the Company's current plan to sell the Preclinical Division, under applicable accounting rules, the Company is required to classify the net assets of the Division as assets and liabilities held for sale and to report operating results for the Division as discontinued operations. The consolidated financial statements presented for the current and prior periods are now prepared on that basis and the discussion of results of continuing operations below do not include results for the Preclinical Division.

     Results for Drug Repositioning and Genomics Division (continuing operations)


Revenue
(Amounts in thousands)

                    Three Months Ended          Nine Months Ended
                      September 30,               September 30,
                -------------------------- ---------------------------
                 2006    2005    % Change   2006     2005    % Change
                ------- -------- --------- -------- -------- ---------
Genomics
 Division       $3,698  $11,719    -68%    $17,129  $39,125    -56%
Drug
 Repositioning
 Division            6      102    -94%         36      316    -89%
                ------- -------- --------- -------- -------- ---------
Total revenue   $3,704  $11,821    -69%    $17,165  $39,441    -56%
                ------- -------- --------- -------- -------- ---------


     Total revenue for the third quarter, consisting primarily of revenue from the Genomics Division, was $3.7 million compared to $11.8 million for the third quarter of 2005, a decline of $8.1 million, or 69%. Revenue for the first nine months of 2006 was $17.2 million compared to $39.4 million for the prior year, a decline of $22.3 million, or 56%. As previously disclosed, these decreases in revenue reflect that the Company's earlier strategy, which was intended to compensate for changing market conditions, was unable to reverse recent sales trends. Revenue for the third quarter was consistent with our revised expectations.

     In the third quarter, the Company initiated its previously disclosed restructuring plan for its Genomics Division. Elements of this plan included i) the elimination of approximately 80 positions, effective October 5, 2006, and resulting in severance costs of $1.6 million, ii) the acceleration of costs associated with 2 facility lease obligations totaling $2.4 million and iii) an analysis of the Genomics patent and license portfolio that resulted in an impairment charge of $1.3 million.

     Operating Expenses

     Operating expenses from continuing operations consist primarily of database production, research and development, selling, general and administrative costs, as well as restructuring expenses.

     For the third quarter of 2006, total operating expenses from continuing operations, excluding restructuring expenses, were $13.0 million, a decrease of $2.0 million when compared to $15.0 million for the third quarter of 2005. Year-to-date total operating expenses, excluding restructuring expenses, were $43.2 million, a decrease of $1.8 million when compared to $45.1 million for the prior comparative period. These improvements reflect lower spending associated with the Genomics Division, partially offset by increased spending associated with evaluating an increased number of compounds for our drug repositioning partners.

     Segment Operating Income (Loss)

     Note: Management uses operating income (loss) to evaluate segment performance. To arrive at operating income (loss) for each segment, the Company has included all direct costs for providing the segment's services and an allocation for corporate overhead on a consistent and reasonable basis. The Company has excluded interest income or expense, other income and expense and write-down of equity investment and could also exclude certain unusual or corporate-related costs in the future. In addition, while the Company's consolidated results of operation include adjustments to reflect the elimination of inter-segment transactions, individual segments may include inter-segment transactions. The Company does not believe such inter-segment transactions are material and believes that their inclusion would not impact either management's or shareholders' understanding of the Company's various segments. For the purpose of clarity, revenue is reported net of inter-segment transactions. Results for discontinued operations are also excluded.


(Amounts in thousands)

                  Three Months Ended           Nine Months Ended
                  September 30, 2006           September 30, 2006
             ---------------------------- ----------------------------
               2006     2005    % Change    2006     2005    % Change
             --------- -------- --------- --------- -------- ---------
Genomics
 Division    $(11,221)     $27   -41659%  $(21,093)  $2,539    -931%
Drug Re-
positioning
 Division      (3,419)  (3,121)   -10%     (10,317)  (8,038)   -28%
             --------- -------- --------- --------- -------- ---------
Total
 operating
 income
 (loss)      $(14,640) $(3,094)   -373%   $(31,410) $(5,499)   -471%
             --------- -------- --------- --------- -------- ---------


     Genomics Division:

     For the third quarter of 2006, the Genomics Division reported an operating loss of $11.2 million compared to an operating profit of less than $0.1 million for the third quarter of 2005. This decline in operating income is primarily due to significantly lower revenue, partially offset by lower operating expenses. For the first nine months of 2006, the Genomics Division reported an operating loss of $21.1 million compared to an operating profit of $2.5 million for the same period of 2005. This decline was due primarily to significantly lower sales in 2006. Beginning in the fourth quarter of 2006, we expect to begin to see the positive impact of the previously discussed restructuring program.

     Drug Repositioning Division:

     For the third quarter and first nine months of 2006, the Company's losses in the Drug Repositioning Division were $3.4 million and $10.3 million, respectively, compared to losses of $3.1 million and $8.0 million, respectively, for the third quarter and first nine months of 2005. These losses reflect increased spending associated with evaluating an increased number of compounds for our drug repositioning partners.

     Net Loss from Continuing Operations

     For the third quarter and first nine months of 2006, net losses from continuing operations were $13.9 million, or $0.44 per share and $29.6 million, or $0.93 per share, respectively. For the third quarter and first nine months of 2005, net losses from continuing operations were $2.3 million, or $0.07 per share, and $3.2 million, or $0.10 per share, respectively. For both periods, the increased net loss from continuing operations is primarily due to the impact of lower revenue for the Genomics Division and restructuring expenses of $5.4 million in 2006.

     Summarized Operating Results for Preclinical Division (now classified as discontinued operations)

     As previously discussed, because of the Company's plans to sell the Preclinical Division, the results of operations of this division are now classified under applicable accounting rules as discontinued operations. The Company has also adjusted the carrying value of the net assets of the Division to fair value less estimated costs to sell, and recorded an impairment charge of $11.0 million during the third quarter. The Company will continue to review its assumptions from time to time, which could result in the future recognition of further gain or loss with respect to the value of assets of the Division.

     Summarized operating results from the discontinued operations included in the Company's Statements of Operations are as follows:


                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Revenue from discontinued
 operations                      $8,075    $5,257   $18,708   $17,510
Loss from discontinued
 operations                    $(12,712) $(37,180) $(20,145) $(42,970)
                               --------- --------- --------- ---------


     Total Net Loss

     For the third quarter and first nine months of 2006, total net losses were $26.7 million, or $0.84 per share, and $49.7 million, or $1.56 per share, respectively. For the third quarter and first nine months of 2005, total net losses were $39.5 million, or $1.24 per share, and $46.2 million or $1.46 per share, respectively.

     Cash Position

     As of September 30, 2006, the Company had approximately $45.5 million in combined cash, cash equivalents and marketable securities available-for-sale.

     Conference Call and Webcast

     Gene Logic will host a conference call and webcast on November 9, 2006 at 10:00 a.m. Eastern Time to discuss the results for the third quarter of 2006.


Conference Call Details:


Dial-In:                866.800.8649 North America
                        617.614.2703 International
                        Pass code: Gene Logic

Replay Dial-In:         888.286.8010 North America
                        617.801.6888 International
                        Pass code: 14632571

Live Webcast:           Please go to www.genelogic.com, Investors,
                        within 15 minutes prior to the call and select the webcast link.


     A replay of the call will be available beginning the afternoon of the call, through November 23, 2006. An archived webcast of the conference call will also be available under the Investors section of the Company's website at www.genelogic.com.

     Gene Logic Overview

     Gene Logic technologies and services are used by many of the world's top pharmaceutical and biotechnology companies. Over 150 organizations and government agencies have benefited from Gene Logic's diverse portfolio of drug development services, enabling them to make more informed, more reliable and more predictive decisions at each point in the highly complex and costly drug development process. Founded in 1994, Gene Logic is headquartered in Gaithersburg, Maryland, conducts additional research and development in facilities in Cambridge, Massachusetts, and has customer support operations in the U.S., Europe, and Asia. For more information, visit hyperlink http://www.genelogic.com www.genelogic.com or call toll-free - 1/800/GENELOGIC.

     Safe Harbor Statement

     This press release contains "forward-looking statements," as such term is used in the Securities Exchange Act of 1934, as amended. Such forward looking statements include the Company's ability to identify strategies for making its businesses successful and the impact of such strategies on our business and financial performance and on shareholder value. Forward-looking statements typically include the words "expect," "anticipate," "believe," "estimate," "intend," "may," "will," and similar expressions as they relate to Gene Logic or its management. Forward-looking statements are based on our current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of our future performance or results. Our actual performance and results could differ materially from what we project in forward-looking statements for a variety of reasons and circumstances, including particularly such risks and uncertainties that may affect the Company's operations, financial condition and financial results and that are discussed in detail in the Company's Annual Report on Form 10-K and our other subsequent filings with the Securities Exchange Commission. They include, but are not limited to: whether we will be able to identify and successfully implement strategies, on favorable terms or at all, for improving the performance and value of our businesses and improving the value of our businesses to shareholders; whether we will be able to sell the Preclinical Division on terms we deem satisfactory, whether we will be able successfully to manage our existing cash adequately and whether we will have access to financing on sufficiently favorable terms to maintain our businesses and effect our strategies; whether we will be able to recruit and retain qualified personnel, particularly in light of our restructuring efforts and the potential sale of the Preclinical Division; potential negative effects on our operations and financial results from workforce reductions, other restructuring activities, and the evaluation of strategic options; the potential loss of significant customers; and the possibility of delisting from NASDAQ Global Markets, which could have an adverse effect on the value of our stock. Gene Logic undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     Financial tables follow.


                           Gene Logic Inc.
                       Statement of Operations
               (in thousands, except per share amounts)
                             (unaudited)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Revenue:
  Genomics services              $3,698   $11,719   $17,129   $39,125
  Drug repositioning services         6       102        36       316
                               --------- --------- --------- ---------
    Total revenue                 3,704    11,821    17,165    39,441

Expenses (1):
  Database production             5,978     7,340    21,277    23,543
  Research and development        2,618     1,818     7,599     4,659
  Selling, general and
   administrative                 4,373     5,823    14,357    16,864
  Restructuring                   5,377         -     5,377         -
                               --------- --------- --------- ---------
    Total expenses               18,346    14,981    48,610    45,066
                               --------- --------- --------- ---------
    Loss from operations        (14,642)   (3,160)  (31,445)   (5,625)
Interest (income), net             (633)     (727)   (2,162)   (1,844)
Other (income) expense              (66)     (133)       35      (560)
Write-down of equity
 investment                           -         -       275         -
                               --------- --------- --------- ---------
    Loss from continuing
     operations                 (13,943)   (2,300)  (29,593)   (3,221)
    Loss from discontinued
     operations (1)             (12,712)  (37,180)  (20,145)  (42,970)
                               --------- --------- --------- ---------
    Net loss                   $(26,655) $(39,480) $(49,738) $(46,191)
                               ========= ========= ========= =========
Basic and diluted net loss per
 share:
    Loss from continuing
     operations                  $(0.44)   $(0.07)   $(0.93)   $(0.10)
    Loss from discontinued
     operations                   (0.40)    (1.17)    (0.63)    (1.36)
                               --------- --------- --------- ---------
    Net loss                     $(0.84)   $(1.24)   $(1.56)   $(1.46)
                               ========= ========= ========= =========
Shares used in computing basic
 and diluted net loss per
 share                           31,810    31,756    31,802    31,736

(1) Line items include non-
 cash stock compensation
 expense as follows:
Database production                 $25        $-      $126        $-
Research and development             16         -        79         -
Selling, general and
 administrative                      49         -       242         -
Loss from discontinued
 operations                          49         -       242         -
                               --------- --------- --------- ---------
Total non-cash stock
 compensation expense              $139        $-      $689        $-
                               ========= ========= ========= =========


                           Gene Logic Inc.
                Consolidated Condensed Balance Sheets
                            (in thousands)

                                           September 30, December 31,
                                               2006          2005
                                           ------------- -------------
                                            (Unaudited)
                  ASSETS
Current assets:
  Cash and cash equivalents                     $24,115       $43,946
  Marketable securities available-for-sale       21,401        38,179
  Accounts receivable, net of allowance of
   $45 and $255 as of September 30, 2006
   and December 31, 2005, respectively              373         1,779
  Unbilled services                                 329         3,001
  Inventory, net                                  2,531         3,091
  Prepaid expenses                                1,830         1,548
  Other current assets                              959           839
  Assets of discontinued operations held
   for sale                                      19,735        32,889
                                           ------------- -------------
    Total current assets                         71,273       125,272
Property and equipment, net                      13,636        15,603
Long-term investments                             2,964         3,239
Goodwill                                          2,677         2,677
Other intangibles, net                           10,351        13,399
Other assets                                        819           529
                                           ------------- -------------
    Total assets                               $101,720      $160,719
                                           ============= =============
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                               $2,344        $4,802
  Accrued compensation and employee
   benefits                                       4,040         6,277
  Accrued restructuring costs                     3,905             -
  Other accrued expenses                          2,630         3,554
  Current portion of long-term debt                 498           497
  Acquired technologies payable                       -         3,492
  Deferred revenue                                3,917         9,613
  Liabilities of discontinued operations
   held for sale                                  6,513         5,084
                                           ------------- -------------
    Total current liabilities                    23,847        33,319
Deferred revenue                                    214             -
Long-term debt, net of current portion               91           127
Deferred rent                                     1,635         2,417
                                           ------------- -------------
    Total liabilities                            25,787        35,863
                                           ------------- -------------
Commitments and contingencies                         -             -
Stockholders' equity:
  Preferred stock, $.01 par value;
   10,000,000 shares authorized; and no
   shares issued and outstanding as of
   September 30, 2006 and December 31,
   2005                                               -             -
  Common stock, $.01 par value; 60,000,000
   shares authorized; 31,810,471 and
   31,771,835 shares issued and
   outstanding as of September 30, 2006
   and December 31, 2005, respectively              318           318
  Additional paid-in-capital                    386,420       385,586
  Accumulated other comprehensive loss              (97)          (78)
  Accumulated deficit                          (310,708)     (260,970)
                                           ------------- -------------
    Total stockholders' equity                   75,933       124,856
                                           ------------- -------------
    Total liabilities and stockholders'
     equity                                    $101,720      $160,719
                                           ============= =============


     CONTACT: Gene Logic Inc.
              Investors:
              Christopher Culotta, 301-987-1752
              cculotta@genelogic.com
              or
              Media:
              Lynn Kieffer, 301-987-1762
              lkieffer@genelogic.com